Filed Pursuant to Rule 424(b)(5)
Registration No. 333-206537

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 9, 2015

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 24, 2015)

$

$             Floating Rate Notes due                     , 2018

$                 % Notes due                     , 2018

$                 % Notes due                     , 2025

$                 % Notes due                     , 2045

The floating rate notes will mature on                     , 2018 (the “Floating Rate Notes”), the     % notes will mature on                     , 2018 (the “2018 Fixed Rate Notes”), the     % notes will mature on                     , 2025 (the “2025 Fixed Rate Notes”) and the     % notes will mature on                     , 2045 (the “2045 Fixed Rate Notes” and, together with the 2018 Fixed Rate Notes and the 2025 Fixed Rate Notes, the “Fixed Rate Notes”). We refer to the Floating Rate Notes and the Fixed Rate Notes collectively as the “Notes.” The Floating Rate Notes will bear interest at a floating rate equal to the three-month LIBOR plus     %. We will pay interest on the Floating Rate Notes quarterly in arrears on             ,             ,             and             of each year, beginning                     , 2015. We will pay interest on the Fixed Rate Notes on             and             of each year, beginning                     , 2016. The Floating Rate Notes are not redeemable prior to maturity. We may redeem any series of the Fixed Rate Notes, in whole at any time or in part from time to time, at the redemption prices set forth under “Description of Notes—Optional Redemption.”

The Notes will be unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. Each series of the Notes will be issued in fully registered book-entry form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Investing in these securities involves risks. See the risks described herein and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 30, 2015, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

	Public Offering Price(1)		Underwriting Discount		Proceeds to Lowe’s (before expenses)
Per Floating Rate Note		%		%		%
Total	$		$		$
Per 2018 Fixed Rate Note		%		%		%
Total	$		$		$
Per 2025 Fixed Rate Note		%		%		%
Total	$		$		$
Per 2045 Fixed Rate Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from September , 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about September     , 2015, against payment therefor in immediately available funds.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	SunTrust Robinson Humphrey

The date of this prospectus supplement is September     , 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the Notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated August 24, 2015, gives more general information, some of which does not apply to this offering.

Except as otherwise indicated, all references in this prospectus supplement to “Lowe’s,” “the Company,” “our company,” “we,” “us” and “our” refer to Lowe’s Companies, Inc. and its consolidated subsidiaries.

If the description of this offering and the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

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Before you invest in the Notes, you should carefully read this prospectus supplement and the accompanying prospectus. For more information about us, you should also read the documents we have referred you to under “Where You Can Find More Information” in this prospectus supplement. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto, can be read at the Securities and Exchange Commission’s (the “SEC”) web site or at the SEC’s Public Reference Room as described under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with different information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Such transactions may include stabilizing the purchase of the Notes to cover syndicate short positions. For a description of those activities, see “Underwriting.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements of our expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives and any statement of an assumption underlying any of the foregoing constitute “forward-looking statements.” All other statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “anticipates,” “desires,” “confident” and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as a demographic shift from single family to multi-family housing, a reduced rate of growth in household formation and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives and enhance our efficiency; (iii) attract, train and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales. In addition, we could experience additional impairment losses if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities that are accounted for under the equity method. We do not undertake any obligation to update or publicly release any revisions to our forward-looking statements to reflect subsequent events, changed circumstances or changes in our expectations after the date of a particular forward-looking statement. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2015 filed with the SEC and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q filed with the SEC.

You should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein in their entirety. They contain information that you should consider when making your investment decision.

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SUMMARY

The brief description of our business included below and the brief summary of some of the terms of this offering that is included on the following page of this prospectus supplement highlight information incorporated by reference or contained elsewhere in this prospectus supplement and the accompanying prospectus. These summaries are not intended to be complete and do not contain all of the information that may be important to you and that you should consider about our business and the terms of this offering before investing in the Notes. For a more complete understanding of our company and this offering of the Notes, you should carefully read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectus and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus (including our financial statements and the notes thereto) before making an investment decision.

Our Business

With fiscal year 2014 sales of $56.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company, offering a complete line of home improvement products and services. We currently serve approximately 16 million customers a week in the United States, Canada and Mexico at more than 1,845 home improvement and hardware stores and online at Lowes.com, Lowes.ca and Lowes.com.mx. We expect to open 15 to 20 home improvement and hardware stores in fiscal year 2015. Lowe’s is the second largest home improvement retailer in the world.

Headquartered in Mooresville, North Carolina, we are a 69-year old company that employs approximately 265,000 people. We have been a publicly held company since 1961, and our shares of common stock are listed on the New York Stock Exchange under the symbol “LOW.”

The Offering

Issuer	Lowe’s Companies, Inc.

Securities Offered	$ million aggregate principal amount of floating rate notes due , 2018 (the “Floating Rate Notes”)

$ million aggregate principal amount of % notes due , 2018 (the “2018 Fixed Rate Notes”)

$ million aggregate principal amount of % notes due , 2025 (the “2025 Fixed Rate Notes”)

$ million aggregate principal amount of % notes due , 2045 (the “2045 Fixed Rate Notes”)

Maturity Dates	The Floating Rate Notes will mature on , 2018.

The 2018 Fixed Rate Notes will mature on , 2018.

The 2025 Fixed Rate Notes will mature on , 2025.

The 2045 Fixed Rate Notes will mature on , 2045.

Interest Rates	The Floating Rate Notes will bear interest at a rate per annum, reset quarterly, equal to the three-month LIBOR for U.S. dollar deposits plus %.

The 2018 Fixed Rate Notes will bear interest at a rate of % per annum.

The 2025 Fixed Rate Notes will bear interest at a rate of % per annum.

The 2045 Fixed Rate Notes will bear interest at a rate of % per annum.

Interest Payment Dates	The Floating Rate Notes will bear interest from, and including, the date of issuance, payable quarterly in arrears on each , , and , commencing , 2015.

The Fixed Rate Notes will bear interest from, and including, the date of issuance, payable semiannually in arrears on each and , commencing , 2016.

Ranking	The Notes will be unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. See “Description of Notes—General” in this prospectus supplement and “Description of Our Debt Securities—General Terms of Our Debt Securities” in the accompanying prospectus.

Optional Redemption	We do not have the right to redeem the Floating Rate Notes prior to maturity.

At any time prior to their maturity date (with respect to the 2018 Fixed Rate Notes) and before the date that is three months (with respect to the 2025 Fixed Rate Notes) or six months (with respect to the 2045 Fixed Rate Notes) prior to the applicable maturity date for such series of Fixed Rate Notes, the Fixed Rate Notes of each series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes plus a make-whole premium, together with accrued and unpaid interest thereon to, but excluding, the redemption date. On or after such dates (with respect to the 2025 Fixed Rate Notes and the 2045 Fixed Rate Notes), the Fixed Rate Notes of each such series will be redeemable, in whole at any time or in part from time to time, at our option, at par plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If a Change of Control Triggering Event (as defined in “Description of Notes—Change of Control Offer to Purchase”) occurs, you will have the right to require us to repurchase your Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to the date of purchase (unless, with respect to the Fixed Rate Notes, we have exercised our right to redeem all of the Fixed Rate Notes). See “Description of Notes—Change of Control Offer to Purchase.”

Use of Proceeds	We plan to use the net proceeds from the sale of the Notes for the repayment of $500 million aggregate principal amount at maturity of our 5.000% notes due October 15, 2015, and for other general corporate purposes, which may include repurchases of shares of our common stock, capital expenditures, financing of future acquisitions or strategic investments and working capital needs. See “Use of Proceeds.”

Denominations and Form	We will issue the Notes of each series in fully registered book-entry form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Trustee	The Bank of New York Mellon Trust Company, N.A.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $        , after deducting our estimated offering expenses and the underwriting discount. We plan to use the net proceeds from the sale of the Notes for the repayment of $500 million aggregate principal amount at maturity of our 5.000% notes due October 15, 2015, and for other general corporate purposes, which may include repurchases of shares of our common stock, capital expenditures, financing of future acquisitions or strategic investments and working capital needs.

We may temporarily invest any net proceeds prior to their use for the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, short-term investment grade securities, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the net proceeds with banks.

CAPITALIZATION

The following table sets forth our capitalization at July 31, 2015. The “As Adjusted” column below gives effect to this offering and the application of the net proceeds from the sale of the Notes. See “Use of Proceeds.”

	July 31, 2015
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$901	$

Short-term borrowings	—

Current maturities of long-term debt	1,014

Long-term debt:
$550 million Notes, interest at 5.400%, due October 15, 2016	549
$500 million Notes, interest at 1.625%, due April 15, 2017	499
$250 million Notes, interest at 6.100%, due September 15, 2017	250
$450 million Floating Rate Notes due September 10, 2019	449
$500 million Notes, interest at 4.625%, due April 15, 2020	498
$525 million Notes, interest at 3.750%, due April 15, 2021	523
$500 million Notes, interest at 3.800%, due November 15, 2021	498
$750 million Notes, interest at 3.120%, due April 15, 2022	747
$500 million Notes, interest at 3.875%, due September 15, 2023	496
Medium Term Notes—Series A, interest at 8.190% to 8.200%, final maturity in 2023	15
$450 million Notes, interest at 3.125%, due September 15, 2024	445
$300 million Debentures, interest at 6.875%, due February 15, 2028	298
$400 million Debentures, interest at 6.500%, due March 15, 2029	398
$500 million Notes, interest at 5.500%, due October 15, 2035	494
$450 million Notes, interest at 5.800%, due October 15, 2036	447
$500 million Notes, interest at 6.650%, due September 15, 2037	495
Medium Term Notes—Series B, interest at 7.110% to 7.610%, final maturity in 2037	217
$500 million Notes, interest at 5.800%, due April 15, 2040	496
$500 million Notes, interest at 5.125%, due November 15, 2041	496
$750 million Notes, interest at 4.650%, due April 15, 2042	741
$500 million Notes, interest at 5.000%, due September 15, 2043	491
$350 million Notes, interest at 4.250%, due September 15, 2044	346
Mortgage Notes, interest at 5.880% to 7.000%, final maturity in 2027	7
Capital Leases and Other, final maturity in 2035	450
$ million Floating Rate Notes due , 2018	—
$ million Notes, interest at %, due , 2018	—
$ million Notes, interest at %, due , 2025	—
$ million Notes, interest at %, due , 2045	—

Total long-term debt	10,345

Total debt	11,359
Shareholders’ equity:
Common stock and capital in excess of par value	464
Retained earnings	8,533
Accumulated other comprehensive loss	(310)

Total shareholders’ equity	8,687

Total capitalization	$20,046	$

SELECTED CONSOLIDATED FINANCIAL INFORMATION

We have derived the following results of operations and balance sheet data for and as of the end of our last five fiscal years from our audited consolidated financial statements. The selected financial data for the six months ended July 31, 2015 and August 1, 2014 have been derived from our unaudited consolidated financial statements. The unaudited financial information, in the opinion of management, has been prepared on a basis consistent with the audited financial statements and contains all adjustments necessary for a fair presentation of the information for the periods presented. The results for the six months ended July 31, 2015 and August 1, 2014 may not be indicative of the results to be achieved for any other interim period or the entire fiscal year. You should read the information set forth below in conjunction with our consolidated financial statements and related notes and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Information Incorporated by Reference.”

	Six Months Ended		Fiscal Years Ended
	July 31, 2015	August 1, 2014	January 30, 2015	January 31, 2014	February 1, 2013	February 3, 2012(1)	January 28, 2011
	(Dollars in millions, except per share data, ratios and operating data)
Selected statement of earnings data:
Net sales	$31,478	$30,001	$56,223	$53,417	$50,521	$50,208	$48,815
Gross margin	$10,992	$10,493	$19,558	$18,476	$17,327	$17,350	$17,152
Net earnings	$1,799	$1,663	$2,698	$2,286	$1,959	$1,839	$2,010
Basic earnings per common share	$1.90	$1.65	$2.71	$2.14	$1.69	$1.43	$1.42
Diluted earnings per common share	$1.90	$1.64	$2.71	$2.14	$1.69	$1.43	$1.42

Selected operating data:
Number of stores open at end of period(2)	1,846	1,837	1,840	1,832	1,754	1,745	1,749
Sales floor square feet at end of period (in millions)	201	201	201	200	197	197	197
Comparable sales increase(3)	4.7%	2.8%	4.3%	4.8%	1.4%	0.0%	1.3%

Selected balance sheet data (at period end):
Total assets	$32,745	$33,137	$31,827	$32,732	$32,666	$33,559	$33,699
Long-term debt, excluding current maturities	$10,345	$10,063	$10,815	$10,086	$9,030	$7,035	$6,537
Shareholders’ equity	$8,687	$11,240	$9,968	$11,853	$13,857	$16,533	$18,112

(1)	The fiscal year ended February 3, 2012 had 53 weeks.

(2)	The number of stores open as of the six months ended July 31, 2015 and August 1, 2014 and the fiscal years ended January 30, 2015 and January 31, 2014 includes 76, 73, 74 and 72 stores, respectively, from the acquisition of the majority of assets of Orchard Supply Hardware on August 30, 2013 and subsequent store openings.

(3)	A comparable location is defined as a location that has been open longer than 13 months. A location that is identified for relocation is no longer considered comparable one month prior to its relocation. The relocated location must then remain open longer than 13 months to be considered comparable. A location we have decided to close is no longer considered comparable as of the beginning of the month in which we announce its closing. Acquired locations are included in the comparable sales calculation beginning in the first full month following the first anniversary of the date of the acquisition. Comparable sales include online sales, which did not have a meaningful impact for the periods presented. The comparable sales increase for the fiscal year ended February 3, 2012 was calculated using sales for a comparable 53-week period.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the six months ended July 31, 2015 and August 1, 2014 and for each of the last five fiscal years is as follows:

	Six Months Ended		Fiscal Years Ended
	July 31, 2015	August 1, 2014	January 30, 2015	January 31, 2014	February 1, 2013	February 3, 2012	January 28, 2011
Ratio of Earnings to Fixed Charges(1)	9.4x	9.0x	7.3x	6.9x	6.2x	6.5x	7.6x

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” includes pretax earnings plus fixed charges, less interest capitalized. “Fixed charges” includes interest expensed and capitalized and the portion of rental expense that is representative of the interest factor in these rentals. Interest accrued on uncertain tax positions is excluded from interest expense in the computation of fixed charges.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes (referred to in the accompanying prospectus as “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which description reference is hereby made.

In this description, all references to “the Company,” “we,” “us” and “our” refer only to Lowe’s Companies, Inc. and not to any of its subsidiaries.

General

The Notes will be issued under an amended and restated indenture, dated as of December 1, 1995, between us and The Bank of New York Mellon Trust Company, N.A. (as successor trustee), as supplemented by a supplemental indenture, to be dated as of September     , 2015, between us and the trustee (together, the “Senior Indenture”). You may request a copy of the Senior Indenture from the trustee.

The following statements relating to the Notes and the Senior Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the Senior Indenture, to which reference is hereby made for a complete statement of such provisions. Certain provisions of the Senior Indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the Notes and the Senior Indenture in both this prospectus supplement and the accompanying prospectus, as well as the form of Notes and the Senior Indenture.

The Senior Indenture contains covenants restricting the issuance of debt by our subsidiaries but does not restrict us from incurring additional indebtedness. The Notes will not be secured by any of our assets or those of our subsidiaries and will rank equally with our existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. As of July 31, 2015, we had no secured indebtedness outstanding at the parent company level; $8 million of secured indebtedness outstanding at the subsidiary level, $4 million of which was guaranteed at the parent company level; $10,863 million of unsecured indebtedness outstanding at the parent company level; $31 million of capitalized lease obligations at the parent company level; and $457 million of capitalized lease obligations at the subsidiary level, $231 million of which was guaranteed at the parent company level.

We will issue the Notes of each series in fully registered book-entry form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

The Notes of each series need not be issued at one time and a series may be reopened, without the consent of the holders, for issuance of additional Notes of such series.

Floating Rate Notes

The Floating Rate Notes will mature on                     , 2018 and will accrue interest at a variable rate reset each interest period as described below. The Floating Rate Notes will bear interest from, and including, the date of issuance, payable quarterly in arrears on each             ,             ,             and             , commencing                     , 2015, to the persons in whose names the Floating Rate Notes are registered at the close of business on the 15th calendar day immediately preceding the interest payment date (whether or not a business day). Interest will be computed on the basis of the actual number of days elapsed in each interest period and a 360-day year. In the event that any day (other than the maturity date) on which interest is payable on the Floating Rate Notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day and interest will accrue to, but excluding, the date interest is paid; provided, that if such next succeeding business day does not occur in the calendar month of the relevant interest payment date, payment will be made on the business day immediately preceding the interest payment date. The term “business day” means any day except a Saturday, a Sunday or a legal holiday in New York City on which banking institutions are authorized or required by law or regulation to close. Payments of principal and interest to owners of book-entry interests (as described below) are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants in effect from time to time.

The Floating Rate Notes will bear interest for each interest period at a rate determined by the calculation agent appointed by us, which initially will be the trustee (or its successor). Interest paid on the Floating Rate Notes for each interest period will be at a rate equal to the three-month LIBOR as determined on the interest determination date plus     %. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period. The term “London business day” means any day on which dealings in U.S. dollars are transacted in the London interbank market. Promptly upon determination, the calculation agent will inform us of the interest rate for the next interest period. The interest rate on the Floating Rate Notes will be reset on the first day of each interest period other than the initial interest period. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on the date that the Floating Rate Notes are issued) and ending on the day immediately preceding the next interest payment date or the maturity date, as applicable. The initial interest determination date for the initial interest period will be September     , 2015.

On any interest determination date, the three-month LIBOR will be equal to the rate fixed by the ICE Benchmark Administration Limited (“ICE”) for three-month U.S. dollar deposits in the London interbank market (or such other entity assuming the responsibility of ICE in calculating the LIBOR rate in the event that ICE no longer fixes such rate), as such rate appears: (i) on the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or (ii) if such rate is not available, on such other information system that provides such information, in each case as of approximately 11:00 a.m., London time, on such interest determination date.

If the three-month LIBOR does not appear on the pages or other information systems described above, the three-month LIBOR, in respect of such interest determination date, will be determined as follows: we will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the three-month LIBOR on such interest determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the three-month LIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date by three major reference banks in New York City selected by us for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks selected by us are not providing quotations in the manner described by this sentence, the three-month LIBOR determined as of such interest determination date will be the three-month LIBOR in effect prior to such interest determination date.

All percentages resulting from any calculation of any interest rate for the Floating Rate Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the Floating Rate Notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of such Floating Rate Notes and on us.

Upon written request from any holder of Floating Rate Notes, the calculation agent will provide the interest rate in effect on such Floating Rate Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Fixed Rate Notes

The 2018 Fixed Rate Notes will mature on                     , 2018, the 2025 Fixed Rate Notes will mature on                     , 2025 and the 2045 Fixed Rate Notes will mature on                     , 2045. The 2018 Fixed Rate Notes will bear interest at     % per annum, the 2025 Fixed Rate Notes will bear interest at     % per annum and the 2045 Fixed Rate Notes will bear interest at     % per annum. The Fixed Rate Notes will bear interest from, and including, the date of issuance, payable semiannually in arrears on each             and             , commencing                     , 2016, to the persons in whose names the Fixed Rate Notes are registered at the close of business on the 15th calendar day immediately preceding the interest payment date (whether or not a business day). Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date on the Fixed Rate Notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the Fixed Rate Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. Payments of principal and interest to owners of book-entry interests (as described below) are expected to be made in accordance with the procedures of DTC and its participants in effect from time to time.

Optional Redemption

We do not have the right to redeem the Floating Rate Notes before maturity.

At any time prior to their maturity date (with respect to the 2018 Fixed Rate Notes) and before the date that is three months (with respect to the 2025 Fixed Rate Notes) or six months (with respect to the 2045 Fixed Rate Notes) prior to the applicable maturity date for such series of Fixed Rate Notes, the Fixed Rate Notes of each series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price, to be calculated by us, equal to the greater of:

(i)	100% of the principal amount of the Fixed Rate Notes to be redeemed; or

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest on such Fixed Rate Notes (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus basis points with respect to the 2018 Fixed Rate Notes, basis points with respect to the 2025 Fixed Rate Notes and basis points with respect to the 2045 Fixed Rate Notes;

plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after the date that is three months (with respect to the 2025 Fixed Rate Notes) or six months (with respect to the 2045 Fixed Rate Notes) prior to the applicable maturity date for such series of Fixed Rate Notes, the 2025 Fixed Rate Notes and the 2045 Fixed Rate Notes will be redeemable, in whole at any time or in part from time to time, at our option, at par plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Notwithstanding the foregoing, installments of interest on Fixed Rate Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent (as defined below) as having a maturity comparable to the remaining term of the Fixed Rate Notes of that series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Fixed Rate Notes of that series.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer (as defined below) appointed by us.

“Reference Treasury Dealer” means (i) a Primary Treasury Dealer (as defined herein) selected by J.P. Morgan Securities LLC, (ii) a Primary Treasury Dealer selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated and (iii) a Primary Treasury Dealer selected by SunTrust Robinson Humphrey, Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (iv) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.

Notice of any redemption will be given at least 30 days but not more than 60 days before the redemption date to each registered holder of the Fixed Rate Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption. If less than all of the Fixed Rate Notes of a series are to be redeemed, the Fixed Rate Notes of that series to be redeemed shall be selected in accordance with the procedures of DTC.

Change of Control Offer to Purchase

If a Change of Control Triggering Event (as defined below) occurs, holders of Notes may require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to the date of purchase (unless, with respect to the Fixed Rate Notes, a notice of redemption has been mailed within 30 days after such Change of Control Triggering Event stating that all of the Fixed Rate Notes will be redeemed as described above). We will be required to mail to holders of the Notes a notice describing the transaction or transactions constituting the Change of Control Triggering Event and offering to repurchase the Notes. The notice must be mailed within 30 days after any Change of Control Triggering Event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the Notes, we will, to the extent lawful:

•	accept for payment all properly tendered Notes or portions of Notes;

•	deposit with the paying agent the required payment for all properly tendered Notes or portions of Notes; and

•	deliver to the trustee the repurchased Notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased Notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations applicable to the repurchase of the Notes. To the extent that these requirements conflict with the provisions requiring repurchase of the Notes, we will comply with such requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the Notes. Additionally, if an event of default exists under the Senior Indenture (which is unrelated to the repurchase provisions of the Notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the Notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the Notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Senior Indenture) (other than us or one of our subsidiaries); or (c) the first day on which a majority of the members of our board of directors are not Continuing Directors (as defined below). Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the date the Notes were issued or (b) was nominated for election, elected or appointed to the board of directors by or with the approval (given either before or after such member’s election or appointment) of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination, election or appointment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies (as defined below) selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (a) each of Moody’s and S&P and (b) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by us as a replacement Rating Agency for a former Rating Agency.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of McGraw Hill Financial, Inc.

“Voting Stock” means, with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Book-entry System

The certificates representing the Notes of each series will be issued in the form of one or more fully registered global Notes without coupons (each, a “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the Notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual Notes represented thereby, any interests in a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor. See “Description of Our Debt Securities—Global Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Holding through Euroclear and Clearstream

Investors may hold interests in a Global Note through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the Notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We and the trustee have no control over those systems or their participants, and we and the trustee take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold interests in the Notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, if investors wish to exercise rights that expire on a particular day, they may need to act before the expiration date. In addition, if investors hold their interests through both DTC and Euroclear or Clearstream, they may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation or responsibility to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Same-Day Funds Settlement and Payment

Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of Notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

SEC Reports

To the extent information, documents or reports are required to be filed with the SEC and delivered to the trustee or the holders of the Notes, the availability of such information, documents or reports on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor thereto or the Company’s web site will be deemed to have satisfied such delivery requirements to the trustee or the holders of the Notes, as applicable.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the Senior Indenture. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Notes, but does not provide a complete analysis of all potential tax considerations.

This summary describes, in the case of U.S. Holders (as defined below), material U.S. federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), material U.S. federal income and estate tax consequences, of the acquisition, ownership and disposition of the Notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all as of the date hereof and which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the Notes who acquired the Notes at their “original issue price” within the meaning of Section 1273 of the Code (the first price at which a substantial amount of Notes is sold to investors for cash, not including sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and if you hold the Notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	an insurance company;

•	a real estate investment trust;

•	a U.S. person that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity for U.S. federal income tax purposes;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the Notes as part of a straddle, hedging transaction, constructive sale transaction, conversion transaction or other integrated transaction;

•	a trader that elects to use a mark-to-market method of accounting with respect to its securities holdings;

•	a tax-exempt entity;

•	a person who has ceased to be a U.S. citizen or to be taxed as a resident alien;

•	a foreign corporation that is classified as a “controlled foreign corporation” or a “passive foreign investment company” for U.S. federal income tax purposes; or

•	a person who acquires the Notes in connection with employment or other performance of services.

In addition, the following summary does not address all possible tax consequences related to acquisition, ownership and disposition of the Notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

Investors considering acquiring Notes should consult their tax advisors regarding the application and effect of the U.S. federal tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any applicable tax treaty.

U.S. Holders

For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of Notes and for U.S. federal income tax purposes are:

•	a citizen or individual resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) or a partner in such partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, investing in and disposing of the Notes.

Payment of Interest

All of the Notes bear interest at a fixed rate or at a floating rate that qualifies as a “qualified floating rate” under the rules regarding variable debt instruments. In both cases, you generally must include this interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the Notes. At our option, we may redeem all or part of the Fixed Rate Notes, as described in “Description of Notes—Optional Redemption,” for a price that may include an additional amount in excess of the principal amount of such Notes. Based on existing Treasury Regulations, we intend to take the position that this option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon a redemption will not affect the yield to maturity or the maturity date of the Notes. If, contrary to our expectations, we redeem the Fixed Rate Notes, any premium paid to you should be taxed as capital gain under the rules described below under “—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes.” You should consult your tax advisor regarding the appropriate tax treatment of the amounts you receive upon the redemption, including any premium you receive.

In addition, upon the occurrence of a Change of Control Triggering Event, holders of the Notes will have the right to require us to repurchase all or any part of the Notes, as described in “Description of Notes—Change of Control Offer to Purchase,” at a price that may include an additional amount in excess of the principal amount of the Notes. Our obligation to pay such excess amounts may cause the IRS to take the position that the Notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the Notes would likely be different from the consequences discussed herein. Notwithstanding this possibility, we intend to take the position that the likelihood of such a repurchase is remote and accordingly that the possibility of a premium payable upon such a repurchase does not affect the yield to maturity or maturity date of the Notes and does not cause the Notes to be treated as contingent payment debt instruments. A holder may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. If we pay a premium on a repurchase upon the occurrence of a Change of Control Triggering Event, the premium should be treated as a capital gain under the rules described below under “—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes.”

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes equal to the difference between (a) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further taxable income), and (b) your adjusted tax basis in the Notes. Your tax basis in a Note generally will equal your cost of the Note reduced by the aggregate amount of payments on such Note (other than stated interest) made to you.

Gain or loss on the disposition of Notes will generally be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders (including individuals) may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax

An additional 3.8% Medicare tax is imposed on certain net investment income of individuals (other than individuals who are nonresident aliens) with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the taxable disposition of a Note) and certain other income, as reduced by any deductions properly allocable to such income or gain. If you are a U.S. Holder that is an individual, estate or trust, you should consult a tax advisor regarding the applicability of the Medicare tax to income and gains arising from your investment in the Notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments to certain recipients of principal and interest on a Note and the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of a Note. If you are a U.S. Holder, you may be subject to backup withholding, at a current rate of 28%, when you receive interest with respect to the Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form in a timely manner that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you come within an enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including certain corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Amounts withheld pursuant to backup withholding are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you timely furnish required information to the IRS.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.

Payment of Interest

Generally, subject to the discussions below of backup withholding and the Foreign Account Tax Compliance Act, if you are a Non-U.S. Holder, interest income that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income tax and withholding tax provided that:

•	you do not directly or indirectly, actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us actually or constructively through stock ownership; and

•	either (a) you provide a Form W-8BEN or W-8BEN-E, whichever is applicable, (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (together with appropriate attachments), or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of that form.

Interest on the Notes which is not exempt from U.S. federal withholding tax as described above and is not effectively connected with a U.S. trade or business generally will be subject to U.S. federal withholding tax at a 30% rate (or, if applicable, a lower income tax treaty rate). We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. If a Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on a Note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such Non-U.S. Holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest at graduated rates on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined in the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

To claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide to the applicable withholding agent a properly executed Form W-8BEN or W-8BEN-E, whichever is applicable, or Form W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special certification and other rules apply to payments made through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of these certification rules.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

If you are a Non-U.S. Holder, you generally will not be subject to the U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base); or

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax on that gain at graduated rates on a net income basis in the same manner as if you were a U.S. person as defined in the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are described in the second bullet point above, any gain realized by you from the sale, exchange, redemption, retirement or other taxable disposition of the Notes will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain U.S. source capital losses.

To the extent that the amount realized on any sale, exchange, redemption, retirement or other taxable disposition of the Notes is attributable to accrued but unpaid interest, such amount will be treated as interest for U.S. federal income tax purposes.

Estate Taxes

If you are an individual Non-U.S. Holder and you hold a Note at the time of your death, it will not be includible in your gross estate for U.S. federal estate tax purposes, provided that you do not at the time of death directly or indirectly, actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

If you are a Non-U.S. Holder, U.S. backup withholding will not apply to payments of interest on a Note if you provide the statement described in “—Non-U.S. Holders—Payment of Interest” to the applicable withholding agent, provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may apply, however, to payments of interest on a Note with respect to Non-U.S. Holders.

Information reporting will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker is:

•	a U.S. person;

•	a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in the Code) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

Notwithstanding the foregoing, payment of the proceeds of any such sale of a Note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “—Non-U.S. Holders—Payment of Interest” or otherwise establish an exemption.

Foreign Account Tax Compliance Act Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any U.S.-source interest paid on debt obligations such as the Notes and on the gross proceeds from a disposition of such obligations paid after December 31, 2016, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under limited circumstances, a beneficial owner of Notes might be eligible for refunds or credits of such taxes. The rules under FATCA are complex. You should consult with your own tax advisor regarding the implications of FATCA on an investment in the Notes.

UNDERWRITING

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement dated the date hereof among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective principal amounts of Notes set forth opposite its name below.

Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of 2018 Fixed Rate Notes	Principal Amount of 2025 Fixed Rate Notes	Principal Amount of 2045 Fixed Rate Notes
J.P. Morgan Securities LLC	$	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Robinson Humphrey, Inc.

Total	$	$	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose to offer the Notes of each series initially to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the Floating Rate Notes,     % of the principal amount of the 2018 Fixed Rate Notes,     % of the principal amount of the 2025 Fixed Rate Notes and     % of the principal amount of the 2045 Fixed Rate Notes. The underwriters may allow, and the dealers may reallow, discounts not in excess of     % of the principal amount of the Floating Rate Notes,         % of the principal amount of the 2018 Fixed Rate Notes,     % of the principal amount of the 2025 Fixed Rate Notes and     % of the principal amount of the 2045 Fixed Rate Notes on sales to other dealers. After the initial offering, the public offering prices, concessions or any other terms of the offering may be changed.

The expenses of this offering, not including the underwriting discount, are estimated at $         and are payable by us.

New Issue of Notes

Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading markets for the Notes or that active public markets for the Notes will develop.

If active public trading markets for the Notes do not develop, the market prices and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions that have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. In particular, the affiliates of some of the underwriters are participants in our senior credit facility described in our filings with the SEC. They have received, or may in the future receive, customary fees and commissions or other payments for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain others of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive (as defined below) is implemented in that Relevant Member State it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In addition, each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by us;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The legality of the Notes will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina, and for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2015 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the fiscal three-month periods ended May 1, 2015 and May 2, 2014, and for the fiscal three-month and six-month periods ended July 31, 2015 and August 1, 2014, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended May 1, 2015 and July 31, 2015 and incorporated by reference herein, they did not audit and they do not express an opinion on that consolidated interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file through the SEC’s web site at http://www.sec.gov or at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005 and on our web site at http://www.lowes.com.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus supplement and any information that was previously incorporated.

We incorporate by reference into this prospectus supplement the documents listed below and any future documents we file with the SEC (File No. 1-7898) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), until we terminate this offering:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended May 1, 2015 and July 31, 2015;

•	our Current Reports on Form 8-K filed on February 4, 2015 and August 20, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us, or from the SEC through the SEC’s web site, http://www.sec.gov, or at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address and telephone number:

Lowe’s Companies, Inc.

Attn: Investor Relations

1000 Lowe’s Boulevard

Mooresville, North Carolina 28117

Telephone: (704) 758-1000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

Lowe’s Companies, Inc.

Debt Securities

Common Stock

Preferred Stock

We may use this prospectus to offer and sell from time to time, together or separately, debt securities, common stock and preferred stock. The debt securities and preferred stock may be convertible into or exchangeable for common or preferred stock or other of our securities. Our common stock is listed and traded on the New York Stock Exchange under the symbol “LOW.”

We may offer and sell these securities to or through one or more underwriters or dealers, through one or more agents, or directly to purchasers, on a delayed or continuous basis. This prospectus provides you with a general description of the securities we may offer and sell. The specific terms of any securities to be offered will be provided in a supplement to this prospectus and, if applicable, a free writing prospectus. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus.

You should read this prospectus, any prospectus supplement and any related free writing prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 1 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, any prospectus supplement and any related free writing prospectus, before making a decision to invest in our securities.

Our principal executive offices are located at 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117, and our telephone number at that location is (704) 758-1000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer and sell. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus and, if applicable, a free writing prospectus that will contain specific information about the offering and the terms of the particular securities to be offered. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and in any prospectus supplement or free writing prospectus, you should rely on the information in that prospectus supplement or free writing prospectus, as applicable. You should carefully read this prospectus, any prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, the related prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the cover page of the specific document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Except as otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Lowe’s,” the “Company,” “our company,” “we,” “us,” “our” and similar terms refer to Lowe’s Companies, Inc. and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially affect our business, results of operations or financial position and cause the value of our securities to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus or the documents incorporated by reference, statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “anticipates,” “desires” and similar expressions are intended to highlight or indicate forward-looking statements. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as a demographic shift from single family to multi-family housing, a reduced rate of growth in household formation and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives and enhance our efficiency; (iii) attract, train and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales. In addition, we could experience additional impairment losses if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities that are accounted for under the equity method. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K to the SEC and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OUR COMPANY

With fiscal year 2014 sales of $56.2 billion, Lowe’s is a Fortune® 50 company, offering a complete line of home improvement products and services. We currently serve approximately 16 million customers a week in the United States, Canada and Mexico at more than 1,845 home improvement and hardware stores and online at Lowes.com, Lowes.ca and Lowes.com.mx. We expect to open 15 to 20 home improvement and hardware stores in fiscal year 2015. Lowe’s is the second largest home improvement retailer in the world.

Headquartered in Mooresville, North Carolina, we are a 69-year old company that employs over 265,000 people. We have been a publicly held company since 1961, and our shares of common stock are listed on the New York Stock Exchange under the symbol “LOW”.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes, which may include, but are not limited to, repurchases of shares of our common stock, capital expenditures, financing of future acquisitions or strategic investments, working capital needs and redemption and repayment of outstanding indebtedness.

We may temporarily invest any net proceeds prior to their use for the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, short-term investment grade securities, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the net proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

Lowe’s historical ratio of earnings to fixed charges is shown in the table below. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” includes pretax earnings plus fixed charges, less interest capitalized. “Fixed charges” includes interest expensed and capitalized and the portion of rental expense that is representative of the interest factor in rentals. Interest accrued on uncertain tax positions is excluded from interest expense.

	Three Months Ended		Fiscal Years Ended
	May 1, 2015	May 2, 2014	January 30, 2015	January 31, 2014	February 1, 2013	February 3, 2012	January 28, 2011
Ratio of Earnings to Fixed Charges	7.3x	6.7x	7.3x	6.9x	6.2x	6.5x	7.6x

DESCRIPTION OF OUR DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer under this prospectus and the applicable prospectus supplement. We will provide additional or different terms of the debt securities in the applicable prospectus supplement.

We will issue senior debt securities under an amended and restated indenture, dated as of December 1, 1995, between Lowe’s and The Bank of New York Mellon Trust Company, N.A. (as successor trustee). We refer to this indenture as the “Indenture.”

The following description summarizes some of the provisions of the Indenture, including definitions of some of the more important terms in the Indenture. However, we have not described every aspect of the debt securities. In the summary below, we have included references for section numbers of the Indenture so that you can easily locate the applicable provisions. You should refer to the Indenture for a complete description of its provisions and the definitions of terms used in it, because the Indenture, and not this description, will define your rights as a holder of the debt securities. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable prospectus supplement, we are incorporating by reference those sections or defined terms into this prospectus or the applicable prospectus supplement.

The Indenture is an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture and any supplements thereto.

General Terms of Our Debt Securities

The Indenture does not limit the aggregate principal amount of debt securities that we may issue under the Indenture and provides that we may issue debt securities from time to time in one or more series. (Section 301). In addition, neither the Indenture nor the debt securities will limit or otherwise restrict the amount of senior indebtedness that we or our subsidiaries may incur.

As of July 31, 2015, under the Indenture, we had outstanding approximately:

•	$500 million of 5.000% Notes due October 15, 2015;

•	$475 million of 2.125% Notes due April 15, 2016;

•	$550 million of 5.400% Notes due October 15, 2016;

•	$500 million of 1.625% Notes due April 15, 2017;

•	$250 million of 6.100% Notes due September 15, 2017;

•	$450 million of Floating Rate Notes due September 10, 2019;

•	$500 million of 4.625% Notes due April 15, 2020;

•	$525 million of 3.750% Notes due April 15, 2021;

•	$500 million of 3.800% Notes due November 15, 2021;

•	$750 million of 3.120% Notes due April 15, 2022;

•	$500 million of 3.875% Notes due September 15, 2023;

•	$450 million of 3.125% Notes due September 15, 2024;

•	$218 million of Medium Term Notes, Series B, at rates ranging from 7.110% to 7.610% with final maturities ranging from June 17, 2027 to May 15, 2037;

•	$300 million of 6.875% Debentures due February 15, 2028;

•	$400 million of 6.500% Debentures due March 15, 2029;

•	$500 million of 5.500% Notes due October 15, 2035;

•	$450 million of 5.800% Notes due October 15, 2036;

•	$500 million of 6.650% Notes due September 15, 2037;

•	$500 million of 5.800% Notes due April 15, 2040;

•	$500 million of 5.125% Notes due November 15, 2041;

•	$750 million of 4.650% Notes due April 15, 2042;

•	$500 million of 5.000% Notes due September 15, 2043; and

•	$350 million of 4.250% Notes due September 15, 2044.

As of July 31, 2015, we had outstanding under a separate senior indenture an additional $15 million of Medium Term Notes, Series A, at rates ranging from 8.190% to 8.200% with final maturities ranging from August 12, 2022 to January 11, 2023.

The debt securities will be our unsecured obligations and will rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness. The debt securities will be subordinated to our existing and future secured indebtedness and that of our subsidiaries and to any existing and future unsecured, unsubordinated indebtedness of our subsidiaries. In other words, if we should default on our debt, we will not make payments on the debt securities until we have fully paid off our secured indebtedness and that of our subsidiaries and any unsecured, unsubordinated indebtedness of our subsidiaries.

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the Indenture applicable to the issue of debt securities, will be described in the applicable prospectus supplement. This description will contain all or some of the following as applicable:

•	the title of the series of debt securities;

•	the aggregate principal amount and denominations;

•	the maturity or maturities;

•	the offering price and the amount we will receive from the sale of the debt securities;

•	the interest rate or rates, or their method of calculation, for the debt securities, which rate or rates may vary from time to time;

•	the date or dates on which principal and premium, if any, of the debt securities is payable;

•	the date or dates from which interest on the debt securities will accrue and the record date or dates for payments of interest or the methods by which any such dates will be determined;

•	the place or places where principal of, premium, if any, and interest on the debt securities is payable;

•	the terms of any sinking fund and analogous provisions with respect to the debt securities;

•	the respective redemption and repayment rights, if any, of Lowe’s and of the holders of the debt securities and the related redemption and repayment prices and any limitations on the redemption or repayment rights;

•	the conversion price and other terms of any debt securities that a holder may convert into or exchange for our other securities before our redemption, repayment or repurchase of those convertible debt securities;

•	any addition to or change in the covenants or events of default relating to any of the debt securities;

•	any trustee or fiscal or authenticating or payment agent, issuing and paying agent, calculation agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on behalf of the holders thereof or the Company or an affiliate;

•	whether the debt securities are to be issuable initially in temporary global form and whether any such debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange the interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;

•	the listing of the debt securities on any securities exchange or inclusion in any other market or quotation or trading system; and

•	any other specific terms, conditions and provisions of the debt securities.

Unless the applicable prospectus supplement provides differently, upon receipt of payment, the trustee will pay the principal of and any premium and interest on the debt securities and will register the transfer of any debt securities at its offices. However, at our option, we may distribute interest payments by mailing a check to the address of each holder of debt securities that appears on the register for the debt securities. (Sections 305 and 1002).

Unless the applicable prospectus supplement provides differently, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. (Section 302). There will be no service charge for any registration of transfer or exchange of the debt securities, although we may require that purchasers of the debt securities pay any tax or other governmental charge that may be imposed in connection therewith. (Section 305).

We may issue debt securities as Original Issue Discount Securities, as defined in the Indenture, to be sold at a substantial discount below their principal amount. The applicable prospectus supplement will describe any special federal income tax and other considerations applicable to these securities.

Covenants Applicable to Our Debt Securities

Unless stated otherwise in the applicable prospectus supplement, debt securities will have the benefit of the following covenants. We have defined several capitalized terms used in this section in the subsection below entitled “Definitions of Key Terms in the Indenture.” Capitalized terms not defined there are defined in the Indenture.

Restrictions on Debt

The Indenture provides that as long as we have any senior debt securities outstanding:

•	we will not, and we will not permit any of our subsidiaries to, incur, issue, assume or guarantee any Debt secured by

•	a Mortgage on any Principal Property of Lowe’s or any subsidiary; or

•	any shares of Capital Stock or Debt of any subsidiary,

unless all outstanding senior debt securities will be secured equally and ratably with the secured Debt, so long as the secured Debt is secured; and

•	we will not permit any of our subsidiaries to incur, issue, assume or guarantee any unsecured Debt or to issue any preferred stock, unless the aggregate amount of all such Debt together with the aggregate preferential amount to which the preferred stock would be entitled on any involuntary distribution of assets and all Attributable Debt of Lowe’s and our subsidiaries in respect of sale and leaseback transactions would not exceed 10% of our Consolidated Net Tangible Assets.

These restrictions do not apply to the following Debts, which we exclude in computing Debt for the purpose of the restrictions:

•	Debt secured by Mortgages on any property acquired, constructed or improved by Lowe’s or any subsidiary after December 1, 1995, which Mortgages are created or assumed contemporaneously with, or within 30 months after, the acquisition, or completion of the construction or improvement, or within six months thereafter under a firm commitment for financing arranged with a lender or investor within the 30-month period, to secure or provide for the payment of all or any part of the purchase price of the property or the cost of the construction or improvement incurred after December 1, 1995 or Mortgages on any property existing at the time of its acquisition if any such Mortgage does not apply to any other property owned by us or any subsidiary other than, in the case of any such construction or improvement, any previously unimproved real property on which the property so constructed, or the improvement, is located;

•	Debt of any corporation existing at the time the corporation is merged with or into Lowe’s or a subsidiary;

•	Debt of any corporation existing at the time the corporation becomes a subsidiary;

•	Debt of a subsidiary to Lowe’s or to another subsidiary;

•	Debt secured by Mortgages securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in gross income of the holder; and

•	any extensions, renewals or replacements, in whole or in part, of any Debt referred to in the above clauses as long as the principal amount of that Debt is not increased and, in the case of Debt secured by a Mortgage, no more than all of the same property, shares of Capital Stock or Debt continues to secure such Debt.

These restrictions do not apply to any issuance of Preferred Stock by a subsidiary to Lowe’s or another subsidiary, provided that the Preferred Stock is not thereafter transferable to any Person other than Lowe’s or a subsidiary. (Section 1008).

Restrictions on Sales and Leasebacks

The Indenture provides that we will not, and we will not permit any subsidiary to, after December 1, 1995, enter into any transaction involving the sale and subsequent leasing back by Lowe’s or any of its subsidiaries of any Principal Property, unless, after giving effect to the sale and leaseback transaction, the aggregate amount of all Attributable Debt with respect to all such transactions plus all Debt to which Section 1008 of the Indenture is applicable, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there will be excluded in computing Attributable Debt for the purpose of the restriction, Attributable Debt with respect to any sale and leaseback transaction if:

•	the lease in the transaction is for a period (including renewal rights) not exceeding three years;

•	Lowe’s or a subsidiary, within 180 days after the sale or transfer, applies an amount not less than the greater of the net proceeds of the sale of the Principal Property leased under the arrangement or the fair market value of the Principal Property leased at the time of entering into the arrangement (as determined by the Board of Directors) to, with some restrictions, the retirement of our Funded Debt ranking on a parity with or senior to the debt securities or the retirement of Funded Debt of a subsidiary;

•	the transaction is entered into before, at the time of, or within 30 months after the later of the acquisition of the Principal Property or the completion of its construction;

•	the lease in the transaction secures or relates to obligations issued by a state, territory or possession of the United States, or any political subdivision thereof, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in the gross income of the holder; or

•	the transaction is entered into between Lowe’s and a subsidiary or between subsidiaries. (Section 1009).

Definitions of Key Terms in the Indenture

The Indenture defines the following terms used in this subsection:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 10% per annum compounded annually. The net amount of rent required to be paid under any such lease for any such period will be the amount of the rent payable by the lessee with respect to that period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under the lease after the first date upon which it may be so terminated.

“Capital Stock,” as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether the capital stock will be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as shown on the most recent balance sheet of Lowe’s and our consolidated subsidiaries and computed under generally accepted accounting principles.

“Debt” means loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“Preferred Stock” means any class of our stock that has a preference over common stock in respect of dividends or of amounts payable in the event of our voluntary or involuntary liquidation, dissolution or winding up and that is not mandatorily redeemable or repayable, or redeemable or repayable at the option of the holder, otherwise than in shares of common stock or preferred stock of another class or series or with the proceeds of the sale of common stock or preferred stock.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling home improvement products or the manufacturing, warehousing or distributing of the products, owned or leased by us or any of our subsidiaries. (Sections 101 and 1008).

The Effect of Our Corporate Structure on Our Payment of the Debt Securities

The debt securities are the obligations of Lowe’s exclusively. Because our operations are currently conducted through subsidiaries, the cash flow and our consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. They have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make any funds available for our payment of any amounts due on the debt securities, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions and are contingent upon the earnings of those subsidiaries and various business considerations.

The debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.

To the extent that we enter into joint ventures with others to conduct operations, those joint ventures will also be separate and distinct legal entities with similar effects on our payment of the debt securities.

No Restriction on Sale or Issuance of Stock of Subsidiaries

The Indenture contains no covenant that we will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries. It also does not prohibit any subsidiary of Lowe’s from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, the subsidiary’s voting stock.

Consolidation, Merger and Sale of Assets

Without the consent of the holders of any of the outstanding debt securities, we may consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any corporation, partnership or limited liability company organized under the laws of any domestic jurisdiction, as long as:

•	the successor assumes our obligations on the debt securities and under the Indenture;

•	after giving effect to the transaction, no event of default, and no event that, after notice, lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Indenture are met. (Section 801).

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default

The following are “events of default” with respect to debt securities of any series:

•	default for 30 days in payment when due of any interest on any debt security of the series;

•	default in payment when due of principal or premium, if any, or in the making of a mandatory sinking fund payment of any debt security of the series;

•	default or breach, for 60 days after notice from the trustee or from the holders of at least 25% in aggregate principal amount of the debt securities of the applicable series then outstanding, in the performance of any other covenant or warranty in the debt securities of the series, in the Indenture or in any supplemental indenture or board resolution referred to in the notice under which the debt securities of the series may have been issued;

•	default in the payment of principal when due or resulting in acceleration of other indebtedness of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million and the indebtedness is not discharged or acceleration is not rescinded or annulled within ten days after written notice of the default to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of the applicable series then outstanding, provided that the event of default will be deemed cured or waived if the default that resulted in the acceleration of the other indebtedness is cured or waived or the indebtedness is discharged; and

•	events of bankruptcy, insolvency or reorganization of Lowe’s as more fully described in the Indenture. (Section 501).

The applicable prospectus supplement will describe any additional events of default that may be added to the Indenture for a particular series of debt securities. (Section 301). No event of default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of debt securities issued under the Indenture.

The Indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to debt securities of the series, give to the holders of those debt securities notice of all uncured defaults known to it, provided that:

•	except in the case of default in payment of the principal, premium, if any, interest or sinking fund deposit on the debt securities of the series, the trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interest of the holders of the debt securities of that series, and

•	no notice of a default made in the performance of any covenant or a breach of any warranty contained in the Indenture will be given until at least 60 days after the occurrence thereof.

“Default” means any event that is, or, after notice or lapse of time or both, would be, an event of default. (Section 602).

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the principal amount (or, if the debt securities of the series are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of the series to be due and payable immediately. At any time after making a declaration of acceleration with respect to debt securities of any series, but before obtaining a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of the series may, in some circumstances, rescind and annul the acceleration. (Section 502).

The Indenture provides that, except for the duty of the trustee in the case of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of these rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the trustee. (Sections 601 and 603). Except as limited by the provisions for the indemnification of the trustee and certain other circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of the series. (Section 512).

We are required to furnish annually to the trustee a statement as to our performance of some of our obligations under the Indenture and as to any default in our performance. (Section 1005).

Global Securities

We may issue the debt securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. We will register the global securities in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by the global security or securities. Until any global security is exchanged in whole or in part for debt securities in definitive certificated form, the depositary or its nominee may not transfer the global certificate except as a whole to each other, another nominee or to their successors and except as described in the applicable prospectus supplement. (Sections 303 and 305).

The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities that a global security will represent.

Modification and Waiver of the Indenture

We and the trustee may modify or amend the Indenture or the terms of outstanding debt securities of any series without the consent of any holder in order to, among other things:

•	evidence the assumption by a successor person of our covenants under the Indenture and in the debt securities;

•	add covenants or events of defaults for the benefit of the holders of debt securities;

•	surrender our rights or powers under the Indenture;

•	provide for uncertificated debt securities;

•	add guarantees with respect to debt securities or secure debt securities;

•	establish the forms or terms of debt securities;

•	evidence the acceptance of appointment by a successor trustee;

•	permit or facilitate the issuance of debt securities convertible into other securities;

•	modify or amend the Indenture in accordance with, or to permit the qualification of the Indenture or any supplemental indenture, under the Trust Indenture Act of 1939 as then in effect; or

•	cure any ambiguity or correct or supplement any inconsistency in the Indenture. (Section 901).

In addition, except as described below, we and the trustee may modify or amend the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of any affected series. We must have the consent of the holders of all of the affected outstanding debt securities to:

•	change the stated maturity date of the principal of, or any installment of principal of, premium, if any, or interest on, any debt security;

•	reduce the principal, interest or amount payable on redemption of any debt security;

•	change the method of calculation of any interest on any debt security;

•	reduce the amount of principal of a debt security payable on acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium or interest on, any debt security;

•	impair a holder’s conversion rights;

•	impair a holder’s right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of the debt security, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with some of the provisions of the Indenture or for waiver of some of the defaults. (Section 902).

The holders of a majority in principal amount of the outstanding debt securities of any affected series may, on behalf of the holders of all the debt securities of such series, waive any past default under the Indenture with respect to the debt securities.

They may not waive:

•	a default in the payment of the principal of, or premium, if any, interest or sinking fund installment on, any debt security, or

•	a provision that, under the Indenture, requires the consent of the holders of all of the outstanding debt securities of the affected series for modification or amendment. (Section 513).

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. (as successor trustee) is the trustee under the Indenture. Notice to the trustee should be directed to:

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, Florida 32256

Attention: Corporate Trust Administration

DESCRIPTION OF OUR COMMON STOCK

General

The following description of certain terms of our common stock does not purport to be complete and is qualified in its entirety by reference to our Restated Charter (the “Restated Charter”), our Bylaws, as amended and restated (the “Bylaws”), and the applicable provisions of the North Carolina Business Corporation Act (the “NCBCA”). We encourage you to review complete copies of the Restated Charter and the Bylaws, which we have previously filed with the SEC. See “Where You Can Find More Information.”

The Restated Charter authorizes us to issue 5,600,000,000 shares of common stock, par value $0.50 per share. As of July 31, 2015, we had approximately 928,116,318 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of our common stock are entitled to receive dividends when our Board of Directors declares them out of funds legally available therefor. Dividends may be paid on our common stock only if all dividends on any outstanding preferred stock have been paid or provided for.

The issued and outstanding shares of our common stock are, and any shares of common stock offered by a prospectus supplement upon issuance and payment therefor will be, fully paid and nonassessable. Holders of our common stock do not have any preemptive or conversion rights, and we may not make further calls or assessments on our common stock. There are no redemption or sinking fund provisions applicable to our common stock.

In the event of our voluntary or involuntary dissolution, liquidation or winding up, holders of common stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of our remaining assets available for distribution.

Directors are elected by a majority vote of the holders of common stock voting at a meeting in person or by proxy, except in the event of a contested election, in which case, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Holders of common stock are not entitled to cumulative voting rights for the election of directors.

Our common stock is traded on the New York Stock Exchange under the symbol “LOW.”

Computershare Trust Company, N.A. of Providence, Rhode Island, acts as the transfer agent and registrar for our common stock.

Anti-Takeover Effects of North Carolina Law, the Restated Charter and the Bylaws

Certain provisions of the NCBCA, the Restated Charter and the Bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of our company. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire our company.

Authorized but Unissued Stock

The Restated Charter authorizes the issuance of a significant number of shares of common stock and preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our Board of Directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of our company. This possibility may encourage persons seeking to acquire control of our company to negotiate first with our Board of Directors.

Our authorized but unissued shares of preferred stock could also have other anti-takeover effects. Under certain circumstances, any or all of the preferred stock could be used as a method of discouraging, delaying or preventing a change in control or management of our company. For example, our Board of Directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of common stock, or with rights and preferences that include special voting rights to veto a change in control. The preferred stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” Our Board of Directors is able to implement a shareholder rights plan without further action by our shareholders.

Use of our preferred stock in the foregoing manner could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors or the assumption of control by shareholders, even if these actions would be beneficial to our shareholders. In addition, the existence of authorized but unissued shares of preferred stock could discourage bids for our company even if such bid represents a premium over our then-existing trading price.

Shareholder Action by Written Consent

Under the NCBCA, our shareholders may take action by the unanimous written consent of the holders of all of our outstanding shares of common stock in lieu of an annual or special meeting. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the Bylaws.

Requirements for Advance Notification of Shareholder Proposals and Nominations

The Bylaws provide for advance notice procedures with respect to shareholder proposals (except proposals submitted in accordance with the eligibility and procedural requirements of Rule 14a-8 under the Exchange Act and included in our proxy statement) and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors. Pursuant to these provisions, to be timely, a shareholder’s notice must meet certain requirements with respect to its content and be received at our principal executive offices, addressed to the Secretary of our company, within the following time periods:

•	In the case of an annual meeting, not earlier than the close of business on the 150th calendar day nor later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, to be timely, the shareholder notice must be received not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made; and

•	In the case of a special meeting, not earlier than the close of business on the 150th calendar day prior to such special meeting and not later than the close of business on the later of the 120th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement of the date of the special meeting is first made by us.

These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Cumulative voting allows a shareholder to vote a portion or all of its shares for one or more candidates for seats on a company’s board of directors. The absence of cumulative voting makes it more difficult for a minority shareholder to gain a seat on a company’s board of directors to influence the board’s decision regarding a takeover. Under the NCBCA, by virtue of our date of incorporation and the fact that the Restated Charter does not give our shareholders the right to cumulate their votes, our shareholders are not entitled to cumulate their votes.

Shareholder Approval of Certain Business Combinations

The NCBCA has two primary anti-takeover statutes, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. Since we have not opted out of either of these provisions, we are subject to the anti-takeover effects of The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act.

The North Carolina Shareholder Protection Act generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any other entity that a majority of continuing directors determines beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned more than 20% and is still an “affiliate” of the corporation) unless the fair price provisions and the procedural provisions of the statute are satisfied.

“Business combination” is defined by the statute as (i) any merger, consolidation or conversion of a corporation with or into any other entity, (ii) any sale or lease of all or any substantial part of the corporation’s assets to any other entity or (iii) any payment, sale or lease to the corporation or any subsidiary thereof by any other entity of assets having an aggregate fair market value of $5,000,000 or more in exchange for securities of the corporation.

Under The North Carolina Control Share Acquisition Act, “control shares” of a corporation that are acquired in a “control share acquisition” (as defined in the statute) have no voting rights unless such rights are granted by resolution adopted by a majority of the disinterested shareholders of the corporation, and in the event such voting rights were to be granted, all other shareholders would have the right, subject to certain limitations, to have their shares in the corporation redeemed at their fair value.

A person acquires “control shares” whenever such person acquires shares that, when added to all other shares of the corporation beneficially owned by such person, would entitle the person to voting power in the election of directors equal to or greater than one of three thresholds: one-fifth, one-third or a majority.

Election and Number of Directors

The Restated Charter and the Bylaws contain provisions that establish specific procedures for nominating and electing members of our Board of Directors, including the advance notice requirements discussed above under “—Requirements for Advance Notification of Shareholder Proposals and Nominations.”

The Restated Charter and the Bylaws provide that the number of directors will be established by our Board of Directors but may not be fewer than three. Accordingly, our shareholders may not increase the size of our Board of Directors for the purpose of electing new directors.

Amendment of the Restated Charter

Except as provided under the NCBCA, amendments to the Restated Charter must be proposed by our Board of Directors and approved by holders of a majority of our total outstanding shares entitled to vote. In the case of any special meeting of shareholders, the notice of such meeting must have stated that the amendment of the Restated Charter was one of the purposes of the meeting. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in the Restated Charter.

Amendment of the Bylaws

The Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by (i) a majority of the members of our Board of Directors or (ii) the holders of a majority of the votes cast at a meeting in which a quorum is present, provided in the case of any special meeting of shareholders or directors, that the notice of such meeting must have stated that the amendment of the Bylaws was one of the purposes of the meeting.

Limits on Calling Special Meetings of Shareholders

A special meeting of our shareholders may be called by the Chairman of our Board of Directors or by a majority of our Board of Directors, and must be called by the Secretary of our company upon the written request of one or more shareholders owning at least 25% in the aggregate of the total number of shares of capital stock of our company outstanding and entitled to vote at such meeting. Any such special meeting called at the request of our shareholders will be held at such date, time and place as may be fixed by our Board of Directors, provided that the date of such special meeting may not be more than 90 days after the receipt of such request by the Secretary. The Bylaws specify the form and content of a shareholder’s request for a special meeting. These provisions may make a change in control of our company more difficult by delaying shareholder actions to elect directors until the next annual meeting of shareholders.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be, contained in our Restated Charter or any resolutions which may be adopted by our Board of Directors relating to any series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

Our Restated Charter authorizes us to issue 5,000,000 shares of preferred stock, par value $5.00 per share, 750,000 shares of which have been designated as Participating Cumulative Preferred Stock, Series A. We may amend our Restated Charter from time to time to increase the number of authorized shares of preferred stock. Such an amendment would require the approval of the holders of the voting capital stock entitled to vote on such an amendment in accordance with the terms of our Restated Charter. As of the date of this prospectus, we had no shares of preferred stock outstanding.

Our Board of Directors is authorized to designate the following with respect to each new series of preferred stock:

•	the title and stated value of the series;

•	the number of shares in each series;

•	the dividend rates and dates of payment and whether dividends will be cumulative and, if cumulative, the date from which dividends will accumulate;

•	voluntary and involuntary liquidation preferences and the liquidation price and liquidation premium, if any, applicable to the series;

•	redemption prices, if redeemable, and the terms and conditions of such redemption;

•	the sinking fund or purchase fund provisions, if any, for the redemption or purchase of shares;

•	the rights, if any, and the terms and conditions on which shares can be converted into shares of any other series or class;

•	the voting rights, if any; and

•	any other applicable terms.

The terms of any series of preferred stock will be described in the applicable prospectus supplement.

The preferred stock, when issued in exchange for full consideration, will be fully paid and nonassessable. We will pay dividends and make distributions in the event of our liquidation, dissolution or winding up first to holders of our preferred stock and then to holders of our common stock.

Although it has no present intention to do so, our Board of Directors, without shareholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of discouraging, delaying or preventing a change in control.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement with respect to each offering of securities will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	the use of the net proceeds;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings.”

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, we will enter into an underwriting agreement with the underwriters at the time of the sale of the securities and the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the offered securities if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may suspend or terminate any of these activities at any time.

Underwriters named in an applicable prospectus supplement are, and dealers and agents named in an applicable prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, dealers or agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make. Underwriters, dealers or agents and their respective affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the applicable prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against and contribution toward certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

Unless indicated in the applicable prospectus supplement, we do not expect to apply to list any series of debt securities on a securities exchange.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more or less than three scheduled business days after the trade date for your securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina.

If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements and related consolidated financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2015 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the fiscal three-month periods ended May 1, 2015 and May 2, 2014, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended May 1, 2015 and incorporated by reference herein, they did not audit and they do not express an opinion on that consolidated interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Any statement made by us in this prospectus concerning a contract, agreement or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the caption “Information Incorporated by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

We make available free of charge through our web site at http://www.lowes.com copies of the reports, proxy statements and other information we file with the SEC as soon as reasonably practicable after we file such documents electronically with the SEC. The information on our web site is not a part of this prospectus or any applicable prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus and any prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed with the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended May 1, 2015;

•	our Current Reports on Form 8-K filed on February 4, 2015 and August 20, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference in that document. Such requests should be directed to the attention of Investor Relations at the following address and telephone number:

Lowe’s Companies, Inc.

Attn: Investor Relations

1000 Lowe’s Boulevard

Mooresville, North Carolina 28117

Telephone: (704) 758-1000

$

$         Floating Rate Notes due                     , 2018

$             % Notes due                     , 2018

$             % Notes due                     , 2025

$             % Notes due                     , 2045

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

BofA Merrill Lynch

SunTrust Robinson Humphrey

September     , 2015